Exhibit 107
Calculation of Filing Fee Table

FORM S-8
(Form Type)

Zurn Elkay Water Solutions Corporation
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $.01 par value per share	Rule 457(c) and Rule 457(h)	2,000,000	$31.66	$63,320,000	$147.60 per $1,000,000	$9,347
Total Offering Amounts							$9,347
Total Fee Offsets							$--
Net Fee Due							$9,347

(1)    The Zurn Elkay Water Solutions Corporation Employee Stock Purchase Plan (the “Plan”) provides by its terms for the issuance of up to 2,000,000 shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”). The Plan provides for possible adjustment of the number of and class of and/or price of shares subject to outstanding awards, in the event of certain capital or other changes affecting the Common Stock. Thus, in addition to the above stated 2,000,000 shares, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement on Form S-8 also covers an indeterminate number of shares of Common Stock that may become subject to the Plan by means of any such adjustment.

(2)    Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon the average of the high and low sales prices of the Registrant’s Common Stock on the New York Stock Exchange on April 30, 2024.